Product Supplement No. LS-1	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated May 5, 2006 and Series L Prospectus Supplement dated April 10, 2008) February 26, 2009	Registration No. 333-133852

Long Short Notes

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Long Short Notes (the “notes”) are unsecured senior notes issued by Bank of America Corporation. The notes are not principal protected. Unless otherwise specified in the applicable pricing supplement (which we may refer to as a “term sheet”), we will not pay interest on the notes.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a term sheet that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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The term sheet will also identify the underlying “Composite Index,” which will consist of two or more “Market Measure Components.” A Market Measure Component may be an equity-based index, a commodity-based index, one or more equity securities, commodities, or other assets, any other statistical measure of economic or financial performance, including, but not limited to, any currency, currency index, consumer price index, mortgage index, or interest rate, or any combination of the foregoing. We also may describe one or more Market Measure Components in an additional supplement to the prospectus, which we may refer to as an “index supplement.”

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The notes are designed for investors who are seeking exposure to a Composite Index consisting of a long position in one or more Market Measure Components and a short position in one or more Market Measure Components. The weighting of each Market Measure Component will be set forth in the applicable term sheet, with each Long Component receiving a positive weight and each Short Component receiving a negative weight (each as defined below). The Long Component(s), the Short Component(s), or both may be weighted to reflect a leveraged position in the Composite Index.

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At maturity, if the notes have not been previously redeemed, you will receive a cash payment per unit (the “Redemption Amount”) based upon the direction of and percentage change in the value of the Composite Index from the Starting Value to the Ending Value (each as defined below), equal to the Original Offering Price (as defined below) multiplied by the quotient of the Ending Value divided by the Starting Value.

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Unless otherwise set forth in the applicable term sheet, we may redeem all of a series of the notes prior to their respective maturity date as described in this product supplement. If the closing value of the Composite Index is equal to or less than a percentage of the Starting Value specified in the applicable term sheet (the “Early Redemption Value”), prior to a scheduled calculation day (as defined below) before the maturity date, we will redeem all of your notes on the Early Redemption Date (as defined below), as set forth in the applicable term sheet. If redeemed early, you will receive on the Early Redemption Date a cash payment per unit of notes that you hold equal to the Redemption Amount minus the applicable early redemption fee specified in the applicable term sheet (the “Early Redemption Fee”). The Redemption Amount, less the Early Redemption Fee, that you will receive if your notes are redeemed early will be less than the Original Offering Price.

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The notes will be issued in denominations of whole units. Each unit will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”). The term sheet may also set forth a minimum number of units that you must purchase.

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If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

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One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Banc of America Investment Services, Inc. (“BAI”), may act as our selling agents to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-9. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.	Banc of America Investment Services, Inc.

SUMMARY

This product supplement relates only to the notes and does not relate to any underlying asset that comprises any Market Measure Component described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet and any applicable index supplement, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet or index supplement is inconsistent with this product supplement, that term sheet or index supplement will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transactions described in this product supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet and any index supplement. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet and any index supplement, is accurate only as of the date on their respective front covers.

What are the notes?

The notes are senior debt securities issued by Bank of America Corporation, and are not secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet, unless we redeem the notes on an earlier date, as described in this product supplement and in the applicable term sheet. The notes are not principal protected.

The notes are designed for investors who are seeking exposure to a specific Composite Index consisting of a long position in one or more Market Measure Components (each, a “Long Component,” and together, the “Long Components”) and a short position in one or more Market Measure Components (each, a “Short Component,” and together, the “Short Components”) and who anticipate that the value of the Composite Index will increase from the Starting Value to the Ending Value. Investors in the notes must be willing to bear the risk of loss of all or substantially all of their investment and, unless otherwise specified in the applicable term sheet, must be willing to forgo interest payments on their investment, such as fixed or floating interest rates paid on conventional non-callable debt securities.

Are the notes equity or debt securities?

The notes are our senior debt securities and are not secured by collateral. However, the notes will differ from traditional debt securities in that their return is linked to the performance of the underlying Composite Index, and they are not principal protected. In addition, unless otherwise specified in the applicable term sheet, you will not receive interest payments. At maturity, instead of receiving the Original Offering Price, you may receive an amount that is greater than or less than the Original Offering Price, depending upon the performance of the Composite Index. If your notes are redeemed prior to maturity, the amount that you will receive will be less than the Original Offering Price. We describe below how those amounts are determined.

Will you receive interest on the notes?

Unless otherwise specified in the applicable term sheet, you will not receive any interest payments on the notes. If the applicable term sheet provides for the payment of interest on the notes, the applicable term sheet will indicate the relevant terms on which you will receive interest payments. See “Description of the Notes—Interest.”

Is it possible for you to lose some or all of your investment in the notes?

Yes. You will receive a Redemption Amount that is less than the Original Offering Price of your notes if:

•	we redeem your notes prior to the maturity date; or

•	if your notes are not redeemed prior to the maturity date, and the Ending Value is less than the Starting Value.

In each case, the Redemption Amount you will receive will be equal to the product of (i) the Original Offering Price and (ii) the quotient of the Ending Value divided by the Starting Value. In no event will the Redemption Amount be less than zero. Further, in the event of an early redemption, we will subtract an Early Redemption Fee from the Redemption Amount. In no event will this amount be less than zero. As a result, in each case, you may lose all or a substantial portion of the amount that you originally invested to purchase the notes.

What is the Composite Index?

The Composite Index, consisting of two or more Market Measure Components, is designed to allow investors to participate in the percentage change in the value of a long position in one or more Long Components and a short position in one or more Short Components. We will assign each Market Measure Component an initial weighting (an “Initial Component Weight”), expressed as a percentage, and that weighting will reflect the relative contribution that a Market Measure Component will make to the value of the Composite Index. The Initial Component Weights will be set forth in the applicable term sheet, with each Long Component receiving a positive weighting and each Short Component receiving a negative weighting.

The Initial Component Weights for the Market Measure Components may be equal or unequal and may result in the Long Component(s), the Short Component(s), or both being leveraged. If the Long Component is leveraged, the sum of the Initial Component Weights of the Long Component(s) will be greater than 100%, and if the Short Component is leveraged, the sum of the Initial Component Weights of the Short Component(s) will be less than -100%. A leveraged Long Component would result in magnified (i.e., greater than one-for-one) and potentially substantial decreases in the value of the Composite Index if there are decreases in the value of the Long Component. Conversely, a leveraged Short Component would result in magnified (i.e., greater than one-for-one) and potentially substantial decreases in the value of the Composite Index if there are increases in the value of the Short Component.

See the section entitled “Description of the Notes—The Composite Index.”

What are the Market Measure Components?

Each Market Measure Component may consist of one or more of the following:

•	U.S. broad-based equity indices;

•	U.S. sector or style-based equity indices;

•	non-U.S. or global equity indices;

•	commodity-based indices;

•	the value of one or more equity securities, commodities, or other assets;

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any other statistical measure of U.S. or non-U.S. economic or financial performance, including, but not limited to, any currency or currency index, consumer price index, mortgage index, or interest rate; or

•	any combination of any of the above.

The applicable term sheet or index supplement will set forth information as to the specific Market Measure Components and the Composite Index, including information as to the historical values of the Market Measure Components and the Composite Index. The information as to the historical values of the Market Measure Components will be based upon their actual historical trading values. However, because the Composite Index will not necessarily have existed prior to the issuance of the notes, the historical values of the Composite Index set forth in the applicable term sheet will be based upon the historical levels of each Market Measure Component and the applicable Component Ratios (as defined below). Please note that historical values of the Market Measure Components and the Composite Index are not indicative of their future performance or the performance of your notes.

How is the Redemption Amount calculated?

Unless your notes have been redeemed early, at maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount per unit will be calculated as follows:

Original Offering Price x	(	Ending Value	)
Starting Value

Each term sheet will set forth examples of hypothetical closing values for each Market Measure Component and the corresponding hypothetical Ending Values for the Composite Index, and the impact on the Redemption Amount.

May we redeem your notes before the maturity date?

Yes. Unless otherwise specified in the applicable term sheet, if the closing value of the Composite Index is equal to or less than a percentage of the Starting Value specified in the applicable term sheet (the “Early Redemption Value”) prior to a scheduled calculation day before the maturity date, as set forth in the applicable term sheet, we will redeem all of the notes of the applicable series on the fifth business day following that date (the “Early Redemption Date”).

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

If redeemed early, subject to our credit risk as issuer of the notes, you will receive on the Early Redemption Date an amount per unit of notes that you hold, denominated in U.S. dollars, equal to the Redemption Amount minus an Early Redemption Fee, as specified in the applicable term sheet.

How will the Starting Value and the Ending Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be equal to 100, determined as follows:

Each Market Measure Component of the Composite Index to which your notes are linked will be assigned an Initial Component Weight on the pricing date, which will reflect the relative contribution that the Market Measure Component will make to the value of the Composite Index. On the pricing date, we will determine a fixed factor, or “Component Ratio,” for each Market Measure Component based upon its Initial Component Weight and its closing value on the pricing date. Unless otherwise specified in the applicable term sheet, the sum of the products of (i) the Component Ratio and (ii) the closing value of each Market Measure Component on the pricing date will equal a Starting Value of 100.

The calculation agent will calculate the value of the Composite Index on any calculation day by summing the products of the closing value for each Market Measure Component on that calculation day and the Component Ratio applicable to each Market Measure Component. The value of the Composite Index will vary based on the appreciation or depreciation of each Market Measure Component, whether there is a long or short position in that Market Measure Component, and the Component Ratio of that Market Measure Component.

Unless otherwise specified in the applicable term sheet, the “Ending Value” will be determined as follows:

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For purposes of determining the Redemption Amount payable on the maturity date, the Ending Value will be equal to the average of the closing values of the Composite Index determined on each of a certain number of calculation days during the Maturity Valuation Period.

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For purposes of determining the Redemption Amount (less the applicable Early Redemption Fee) payable on an Early Redemption Date, the Ending Value will be equal to the average of the closing values of the Composite Index on the two scheduled calculation days immediately succeeding the date on which the closing value of the Composite Index was equal to or less than Early Redemption Value (the “Early Valuation Period”).

In the event that a Market Disruption Event (as defined below) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section entitled “Description of the Notes—Market Disruption Events.”

A “calculation day” means any Market Measure Business Day (as defined below) during the Maturity Valuation Period (or in the case of an early redemption, during the Early Valuation Period) on which a Market Disruption Event has not occurred.

The “Maturity Valuation Period” means the period shortly before the maturity day, the timing and length of which will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market, or their successors, are open for trading and (2) the Market Measure Components or any successors thereto are calculated and published.

Is the return on the notes limited in any way?

No. There is no limit on the amount by which the Composite Index may increase during the term of your notes, and thus no limit on the corresponding increase in the Redemption Amount. However, we cannot assure you that the Composite Index will increase during the term of your notes, or that we will not redeem the notes prior to the maturity date. If the Ending Value is less than the Starting Value, or if your notes are subject to an early redemption before the maturity date, the Redemption Amount that you will receive at maturity or upon an early redemption will be less than the Original Offering Price.

Who will determine the Redemption Amount and the Early Redemption Fee?

The calculation agent will make all the calculations associated with the notes, such as determining the Starting Value, the Ending Value, the Redemption Amount, and, in the event of an early redemption, the Early Redemption Fee. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, MLPF&S, or one of our other affiliates, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the securities, commodities, or other assets that are represented by the Market Measure Components?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, interest payments, or other distributions, in the securities of any of the companies included in an equity-based Market Measure Component, or in any futures contract for a commodity included in a commodity-based Market Measure Component. If the Market Measure Component is not equity-based or commodity-based, you similarly will not have any right to receive the relevant asset underlying the Market Measure Component. The notes will be payable only in U.S. dollars.

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S and BAI, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents is your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

Will the notes be listed on an exchange?

If provided for in the applicable term sheet, we will apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Market Disruption Events.”

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. The notes are not principal protected. Please refer to the section entitled “Risk Factors” beginning on page S-9 of this product supplement and page S-4 of the prospectus supplement. If the applicable term sheet or index supplement sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. In addition, unless otherwise specified in the applicable term sheet, the notes do not pay interest. There is no fixed repayment amount of principal on the notes at maturity. The Redemption Amount payable at maturity will depend on the direction of and percentage change in the value of the Composite Index from the Starting Value to the Ending Value. As a result, depending on the performance of the Composite Index, you may lose all or a substantial portion of your investment.

Further, if we redeem the notes prior to the maturity date as described in the section “Description of the Notes—Early Redemption,” you will receive a cash amount per unit that is less, and possibly significantly less, than the Original Offering Price. That amount will not only reflect the decrease in the value of the Composite Index, but will be further reduced by the Early Redemption Fee.

Your yield may be less than the yield on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable term sheet, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

The long and short positions of the Market Measure Components will have a substantial effect on the value of the Composite Index, and in turn, the value of the notes. The Composite Index will reflect a long position in the Long Component(s) equal to a percentage of the Starting Value of the Composite Index and a short position in the Short Component(s) equal to a percentage of the Starting Value of the Composite Index, each as specified in the applicable term sheet. Any increase in the value of the Short Component(s) will adversely affect the value of the Composite Index and may more than offset any gains in the value of the Composite Index related to increases in the value of the Long Component(s). Conversely, any decrease in the value of the Long Component(s) will adversely affect the value of the Composite Index and may more than offset any gains in the value of the Composite Index related to decreases in the value of the Short Component(s). We cannot assure you of the direction of or percentage change in any Market Measure Component over the term of your notes, or the direction of or percentage change in the value of the Composite Index from the Starting Value to the Ending Value.

In addition, the Long Component(s), the Short Component(s), or both could be leveraged. If the Long Component is leveraged, the sum of the Initial Component Weights of the Long Component(s) will be greater than 100%, and if the Short Component is leveraged, the sum of the Initial Component Weights of the Short Component(s) will be less than -100%. If either or both of the Long Component(s) and the Short Component(s) are leveraged, your return on the notes will be subject to potentially significant increases in the value of the Composite Index due to increases in the value of the leveraged Long Component(s) or decreases in the value of the leveraged Short Components. Leverage, however, entails a high degree of risk, including the risk of magnified (i.e., greater than one-for-one) and substantial decreases in the value of the Composite Index and your return on the notes if there are decreases in the value of leveraged Long Component(s) or increases in the value of leveraged Short Component(s).

Your investment return may be less than a comparable investment directly in the components of each Market Measure Component. Your return on the notes, if any, will not reflect the return you would realize if you actually owned those securities or commodities underlying the Market Measure Components and received the dividends paid or distributions made on them because, unless otherwise set forth in the applicable term sheet, the value of the Composite Index will be calculated without taking into consideration the value of dividends paid or distributions made on those underlying components, or any other rights with respect to those components.

In addition, in certain instances, one or more Market Measure Components may consist of or include one or more equity indices that are traded in a non-U.S. currency, such as the euro or the Japanese yen. In such instances, if the value of that currency increases against the U.S. dollar during the term of your notes and the applicable Market Measure Component is a Long Component, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the applicable index or indices. In contrast, if the applicable Market Measure Component is a Short Component, you may not receive the benefit of any decreases in the value of the applicable currency.

You must rely on your own evaluation of the merits of an investment linked to the Composite Index. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the Market Measure Components or the components of any Market Measure Component, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Composite Index, the applicable Market Measure Components, and their respective components from multiple sources, and you should not rely on the views expressed by our affiliates.

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S or any other selling agents with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable selling agent with compensation for its services in developing the securities. The price, if any, at which you could sell your notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the selling agent commissions or underwriting discount paid in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any of our affiliates for the notes, or the listed price in the case of listed notes, could be higher or lower than the Original Offering Price.

Assuming there is no change in the value of the Composite Index to which your notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the selling agent commissions or underwriting discount paid with respect to, and the developing and hedging costs associated with, the notes.

We cannot assure you that a trading market for your notes will develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Composite Index. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but it is not required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any of the notes may differ from the values determined by pricing models that may be used by that selling agent, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those the notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those the notes could be sold likely would be lower than if an active market existed.

The Redemption Amount will not be affected by all developments relating to the Composite Index. Changes in the value of the Composite Index during the term of the notes before the Maturity Valuation Period, or the Early Valuation Period, as applicable, will not be reflected in the calculation of the Redemption Amount payable at maturity or upon an early redemption. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value. No other values of the Composite Index will be taken into account. As a result, you may receive less than the Original Offering Price of your notes, even if the value of the Composite Index was above the Starting Value at certain times during the term of the notes, but is below the Starting Value during the Maturity Valuation Period, or Early Valuation Period, as applicable.

The respective publishers of the Market Measure Components may adjust such Market Measure Components in a way that affects their value, and these respective publishers have no obligation to consider your interests. The publishers of each Market Measure Component (each a “Market Measure Publisher”) can add, delete, or substitute the components included in a Market Measure Component or make other methodological changes that could change the value of such Market Measure Component. You should realize that the changing of companies, commodities, or other components included in a Market Measure Component may affect such Market Measure Component, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of its Market Measure Component. Any of these actions could adversely affect the value of your notes. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure Components.

Exchange rate movements may impact the value of the notes. The notes will be denominated in U.S. dollars. If a component of any Market Measure Component is traded in a currency other than U.S. dollars and, for purposes of the Market Measure Component, is converted into U.S. dollars or another currency, then the Redemption Amount may depend in part on the relevant exchange rates. If the value of the U.S. dollar increases against the currencies of the Long Component or its components, the value of the Long Component or its components may be adversely affected and the Redemption Amount may be reduced. Conversely, if the value of the U.S. dollar decreases against the currencies of the Short Component or its components, the value of the Short Component or its components may be adversely affected and the Redemption Amount may be reduced. Unless otherwise stated in the applicable term sheet, the Redemption Amount will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar. Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the Market Measure Components and their components and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to elect to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control—such as changes in general economic conditions, interest rates, and, for equity-based Market Measure Components, dividend yields on the securities included in those Market Measure Components—that may affect their market value, some of which, but not all, are described in this product supplement. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.

Because the Redemption Amount is tied to the Ending Value, determined by reference to the values of the Composite Index during the Maturity Valuation Period or Early Valuation Period, we anticipate that the market value of the notes at any time will depend substantially on the value of the Composite Index. The value of the Composite Index will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities, commodities, or other assets of the applicable Market Measure Components are traded, and the market segments of which these assets are a part. Even if the value of the Composite Index increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value. If you sell your notes when the value of the Composite Index is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Composite Index decreases, and increase as the value of the Composite Index increases.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the payment on the notes at maturity or upon an early redemption is dependent upon our ability to repay our obligations on the relevant payment date. This will be the case even if the value of the Composite Index increases after the pricing date. No assurance can be given as to what our financial condition will be on the relevant payment date.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings prior to the maturity date may affect the value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Composite Index, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell Market Measure Components, their components, or futures or options contracts on Market Measure Components or their components for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of these Market Measure Components or their components and, in turn, the value of the Composite Index in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the value of a Market Measure Component or any of its components. Temporary increases or decreases in the value of a Market Measure Component or any of its components may also occur as a result of the purchasing activities of other market participants. Consequently, the values of such Market Measure Component or any of its components may change subsequent to the pricing date of your notes, affecting the value of the Composite Index and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Market Measure Components and the securities, commodities, or other assets represented by the Market Measure Components that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the securities, commodities, or other assets represented by the Market Measure Components or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the Composite Index or one or more of the Market Measure Components. These trading and underwriting activities could affect the Composite Index in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the value of the Market Measure Components or their components and, in turn, affect the value of the Component Ratios on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of the Ending Value, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Composite Index or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the value of the Composite Index. Accordingly, our hedging activities may increase or decrease the market value of your notes and the Redemption Amount payable at maturity or upon an early redemption. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the Composite Index, we cannot assure you that these activities will not affect the Redemption Amount, the value of the Composite Index, or the market value of your notes at any time.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine the Starting Value, the Ending Value, the Redemption Amount, and, in the event of an early redemption, the Early Redemption Fee. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Market Measure Component. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to the Market Measure Components,” and “—Discontinuance of a Market Measure Component.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as a single financial contract, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to Equity-Based Market Measure Components

If a Market Measure Component to which your notes are linked is equity-based, you will have no rights as a securityholder, you will have no rights to receive any of the securities represented by that Market Measure Component, and you will not be entitled to dividends or other distributions by the issuers of these securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by any Market Measure Component. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your notes may not reflect the return you would realize if you actually owned the securities represented by the long position in the Long Component(s) or sold short the securities represented by the short position in the Short Component(s). This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value. Additionally, the values of certain equity-based Market Measure Components, and consequently the value of the Composite Index, reflect only the prices of the common stocks included in those Market Measure Components and do not take into consideration the value of dividends, if any, paid on those securities. Your notes will be paid in cash and you have no right to receive delivery of any of these securities.

If a Market Measure Component to which your notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets. Equity-based Market Measure Components that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. Therefore, the return on your notes will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. Additionally, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we do not control any company included in an equity-based Market Measure Component and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with companies represented by an equity-based Market Measure Component. However, neither we nor any of our affiliates, including MLPF&S, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Market Measure Component. In addition, unless otherwise set forth in the applicable term sheet, neither we nor any of our affiliates are responsible for the calculation of any index represented by a Market Measure Component. You should make your own investigation into the Market Measure Components and the companies represented by the applicable constituent securities.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, nor any company included in any Market Measure Component will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by that Market Measure Component and, in turn, the value of the Composite Index or the value of the notes.

Our business activities relating to the companies represented by an equity-based Market Measure Component may create conflicts of interest with you. We and our affiliates, including the selling agents, at the time of any offering of the notes or in the future, may engage in business with the companies represented by an equity-based Market Measure Component, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may affect the market value of your notes. We, or any of our affiliates, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the stocks included in any equity-based Market Measure Component. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in each equity-based Market Measure Component as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of those companies does not reflect any investment recommendations from us or our affiliates.

Risks Relating to Commodity-Based Market Measure Components

If a Market Measure Component to which your notes are linked is commodity-based, ownership of the notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure Component. If the Market Measure Component to which your notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such

Market Measure Component. We will not invest in any of the commodities or commodity futures contracts included in such Market Measure Component on behalf or for the benefit of holders of the notes.

The prices of commodities included in a commodity-based Market Measure Component may change unpredictably, affecting the value of your notes in unforeseeable ways. Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the value of a commodity-based Market Measure Component and the value of the notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measure Components may be concentrated in only a few, or even a single industry (e.g., energy). These Market Measure Components are likely to be more volatile than those comprised of a variety of commodities.

With respect to a commodity-based Market Measure Component, suspension or disruptions of market trading in the applicable commodities and related futures markets may adversely affect the value of the notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the value of or trading in the Market Measure Component, or the manner in which it is calculated, and therefore, the value of the notes.

Notes linked to a commodity-based Market Measure Component will not be regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”). Unlike an investment in notes linked to a commodity-based Market Measure Component, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because notes linked to a commodity-based Market Measure Component will not be interests in a commodity pool, those notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure Component will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure Component may include futures contracts on foreign exchanges that are less regulated than U.S. markets. A commodity-based Market Measure Component may include futures contracts on physical commodities on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure Component.

Other Risk Factors Relating to the Composite Index or Market Measure Components

The applicable term sheet or index supplement may set forth additional risk factors as to the Composite Index or Market Measure Components that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of the notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of the notes will be set forth in the applicable term sheet.

Unless otherwise provided in the applicable term sheet, we will not pay interest on the notes.

The notes are not principal protected.

Unless we redeem the notes prior to the maturity date according to their terms, the notes will mature on the maturity date set forth in the applicable term sheet. We cannot otherwise redeem the notes on any earlier date. The notes are not subject to any sinking fund.

We will issue the notes in the denominations of whole units, each with the Original Offering Price set forth in the applicable term sheet. The CUSIP number for each series of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Interest

Unless otherwise specified in the applicable term sheet, the notes will not bear interest. If the notes provide for the payment of interest, the applicable term sheet will set forth the relevant terms on which you will receive interest payments, including, but not limited to, (a) whether the interest rate will be fixed or variable, and if fixed, the rate or rates per annum, (b) the method or basis for determining any variable interest rates, (c) the interest payment dates and record dates, (d) the interest reset dates for variable interest rates, (e) any contingencies relating to such interest becoming payable to holders of the notes, and (f) the business day convention.

Payment at Maturity

Unless your notes have been redeemed early, at maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount per unit will be calculated as follows:

Original Offering Price x	(	Ending Value	)
Starting Value

The section below entitled, “—The Starting Value and the Ending Value,” sets forth how the Starting Value and the Ending Value are determined.

Each term sheet will set forth examples of hypothetical closing values for each Market Measure Component and the corresponding hypothetical Ending Values for the Composite Index, and the impact on the Redemption Amount.

Early Redemption

Unless otherwise specified in the applicable term sheet, if on any Market Measure Business Day prior to a scheduled calculation day, the closing value of the Composite Index is equal to or less than a percentage of the Starting Value specified in the applicable term sheet (the “Early Redemption Value”), we will redeem all and not less than all of the notes of the applicable series on the fifth business day following that date (the “Early Redemption Date”).

If redeemed early, subject to our credit risk as issuer of the notes, you will receive on the Early Redemption Date an amount per unit of notes that you hold, denominated in U.S. dollars, equal to the Redemption Amount, as described above under “—Payment at Maturity,” minus the Early Redemption Fee. However, for purposes of calculating the Redemption Amount to be paid on an Early Redemption Date, unless otherwise specified in the applicable term sheet, the Ending Value will be determined as described below under “The Starting Value and the Ending Value—Ending Value”

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will equal 100. See “—The Composite Index.”

Ending Value

For purposes of determining the Redemption Amount payable on the maturity date, unless otherwise specified in the applicable term sheet, the “Ending Value” will be determined by the calculation agent and will equal the average of the closing values of the Composite Index determined on each of a certain number of calculation days, which may be one or more, during the Maturity Valuation Period. The timing and exact number of calculation days in the Maturity Valuation Period will be set forth in the applicable term sheet.

For purposes of determining the Redemption Amount payable upon an early redemption, unless otherwise specified in the applicable term sheet, the “Ending Value” will be determined by the calculation agent and will equal the average of the closing values of the Composite Index during the Early Valuation Period.

As described below under “—The Composite Index,” the calculation agent will calculate the closing value of the Composite Index on any calculation day by summing the products of the closing value and the Component Ratio applicable to each Market Measure Component on that calculation day.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period or Early Valuation Period, as applicable, on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the NYSE and NASDAQ, or their successors, are open for trading and (2) the Market Measure Components or any successors thereto are calculated and published.

The “Maturity Valuation Period” means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, an “Early Valuation Period” means the two scheduled calculation days immediately succeeding the date the value of the Composite Index was equal to or less than the Early Redemption Value.

If, for any Market Measure Component (an “Affected Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or Early Valuation Period, as applicable, or (ii) any such scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing value of the Market Measure Components for that non-calculation day, and as a result, the Ending Value, as follows:

•	Unless otherwise specified in the applicable term sheet, the closing value of each Market Measure Component that is not an Affected Component will be its closing value on that non-calculation day.

•

The closing value of each equity-based Market Measure Component that is an Affected Component will be deemed to be the closing value of that Market Measure Component for the next calculation day that occurs during the Maturity Valuation Period or Early Valuation Period, as applicable. For example, if the first scheduled calculation day during the Maturity Valuation Period or Early Valuation Period, as applicable, is a non-calculation day, then the closing value of the Market Measure Component for the next calculation day will also be deemed to be the closing value for the Market Measure Component on the first scheduled calculation day. If no further calculation days occur after a non-calculation day, then the closing value of the Market Measure Component for that non-calculation day, and each following non-calculation day during the Maturity Valuation Period or Early Valuation Period, as applicable, will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the applicable period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which the calculation agent considers commercially reasonable under the circumstances.

•

The closing value of each commodity-based Market Measure Component that is an Affected Component will be determined using the “Commodity-Based Market Measure Disruption Calculation” set forth below in “—Market Disruption Events—Commodity-Based Market Measure Components.”

•

If every scheduled calculation day during the Maturity Valuation Period or Early Valuation Period, as applicable, is a non-calculation day, then the closing value of the Affected Component will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the applicable period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

See “—Market Disruption Events—Equity-Based Market Measure Components” and “—Market Disruption Events—Commodity-Based Market Measure Components.”

Market Disruption Events

Equity-Based Market Measure Components

For equity-based Market Measure Components, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure Component trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise that Market Measure Component or any successor market measure; and

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to a Market Measure Component as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to that Market Measure Component, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to a Market Measure Component, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on a Market Measure Component, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to that Market Measure Component;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to equity-based Market Measure Components with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Commodity-Based Market Measure Components

For commodity-based Market Measure Components, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(1)	A material limitation, suspension, or disruption of trading in one or more components included in a Market Measure Component which results in a failure by the exchange on which each applicable component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2)	The exchange published settlement price for any component included in a Market Measure Component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3)	Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any component included in a Market Measure Component.

(4)	A suspension of trading in one or more components included in a Market Measure Component, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time.

(5)	Any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the applicable the notes.

For notes linked to a commodity-based Market Measure Component, in the event a Market Disruption Event has occurred on a calculation day, the calculation agent will establish the value for such Market Measure Component using the following “Commodity-Based Market Measure Disruption Calculation”:

(1)	With respect to each component included in the Market Measure Component which is not affected by the Market Disruption Event, the closing value of the Market Measure Component will be based on the exchange published settlement price on the calculation day.

(2)	With respect to each component included in Market Measure Component which is affected by the Market Disruption Event, the closing value of the Market Measure

Component will be based on the exchange published settlement price of each such component on the first Market Measure Business Day following the calculation day on which no Market Disruption Event occurs with respect to such component. In the event that a Market Disruption Event occurs with respect to any component included in the Market Measure Component on the calculation day and on each day to and including the second scheduled Market Measure Business Day prior to maturity, the price of such component used to determine the closing value of that Market Measure Component will be estimated by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances.

(3)	The calculation agent shall determine the closing value of the Market Measure Component by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above, using the then current method for calculating the Market Measure Component. The exchange on which a futures contract included in the Market Measure Component is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure Component.

Other Market Measure Components

If a Market Measure Component is not equity-based or commodity-based, or is a combination of the two, the applicable term sheet will set forth the definition of “Market Disruption Event,” and include additional related terms.

Determinations by the Calculation Agent

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on us and the holders and beneficial owners of the notes.

Adjustments to the Market Measure Components

If at any time a Market Measure Publisher makes a material change in the method of calculating a Market Measure Component or in any other way materially modifies a Market Measure Component so that the Market Measure Component does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure Component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each calculation day, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of the applicable Market Measure Component as if those changes or modifications had not been made, and calculate the value with reference to the Market Measure Component, as so adjusted. Accordingly, if the method of calculating a Market Measure Component is modified so that the value of the Market Measure Component is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Component Ratio in order to arrive at a value of the Market Measure Component as if it had not been modified.

Discontinuance of a Market Measure Component

If a Market Measure Publisher discontinues publication of a Market Measure Component to which an issue of the notes is linked and such Market Measure Publisher or another entity publishes a successor or substitute market measure component that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure Component (a “successor market measure component”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor market measure component as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment at Maturity” or “—Early Redemption,” as applicable. Upon any selection by the calculation agent of a successor market measure component, we will cause notice to be given to holders of the notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure Component and:

•	the calculation agent does not select a successor market measure component; or

•	the successor market measure component is not published on any of the applicable calculation days, as applicable,

the calculation agent will compute a substitute value for the Market Measure Component in accordance with the procedures last used to calculate the Market Measure Component before any discontinuance. If a successor market measure component is selected or the calculation agent calculates a value as a substitute for a Market Measure Component as described below, the successor market measure component or value will be used as a substitute for that Market Measure Component for all purposes, including the purpose of determining whether a Market Disruption Event exists or if the closing value of the Composite Index is equal to or less than the Early Redemption Value.

If a Market Measure Publisher discontinues publication of a Market Measure Component before the Maturity Valuation Period or Early Valuation Period, as applicable, and the calculation agent determines that no successor market measure component is available at that time, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value (whether at maturity or in connection with an early redemption); and

•	a determination by the calculation agent that a successor market measure component is available,

the calculation agent will determine the value of the Market Measure Component that would be used in determining whether an early redemption is required to occur, or in computing the Redemption Amount as described in the preceding paragraph, as if that day were a calculation day. The calculation agent will make available to holders of the notes information as to each such value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Market Measure Component to which your notes are linked may adversely affect trading in the notes.

The Composite Index

The Composite Index (and related Market Measure Components) to which your notes are linked will be set forth in the applicable term sheet. We will assign each Market Measure

Component an Initial Component Weight on the pricing date, which will reflect the relative contribution that Market Measure Component will make to the value of the Composite Index. Each Long Component will have a positive Initial Component Weight, and each Short Component will have a negative Initial Component Weight. We may assign the Market Measure Components equal Initial Component Weights, or we may assign the Market Measure Components unequal Initial Component Weights. The Initial Component Weight, expressed as a percentage, for each Market Measure Component will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Market Measure Component

We will set a fixed factor (the “Component Ratio”) for each Market Measure Component on the pricing date, based upon the Initial Component Weight of that Market Measure Component and the closing value of that Market Measure Component on that date. The Component Ratio for each Market Measure Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Market Measure Component, multiplied by 100; divided by

•	the closing value of that Market Measure Component on the pricing date.

For notes linked to a commodity-based Market Measure Component, in the event a Market Disruption Event occurs on the pricing date, the calculation agent will establish the closing value of that Market Measure Component on the pricing date (the “Initial Market Measure Component Value”) and its Component Ratio using the following procedures:

(1)	With respect to each component included in or tracked by the Market Measure Component which is not affected by the Market Disruption Event, the closing value of the Market Measure Component will be based on the exchange published settlement price on the pricing date.

(2)	With respect to each component included in or tracked by the Market Measure Component which is affected by the Market Disruption event:

a.	the calculation agent will establish the closing value of the Market Measure Component on the pricing date based on (i) the settlement price determined in clause (1) above for each component included in or tracked by the Market Measure Component which is not affect by the Market Disruption Event and (ii) the last exchange published settlement price for each other component included in or tracked by the market Measure Component on the pricing date;

b.

the calculation agent will adjust the closing value of the Market Measure Component for purposes of determining the applicable Component Ratio based on the exchange published settlement price of each such component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to such component. In the event that a Market Disruption Event occurs with respect to any component included in or tracked by the Market Measure Component on the pricing date and on each day to and including the third scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the fourth scheduled Market Measure Business Day) will estimate the price of such component used to determine the closing value of that Market Measure Component and the applicable Component Ratio in a manner which the calculation agent considers commercially reasonable under the circumstances; and

c.	the final term sheet will set forth the closing value of the Market Measure Component on the pricing date, a brief statement of the facts relating to the establishment of that closing value (including a description of the relevant Market Disruption Event(s)), and the applicable Component Ratio.

(3)	The calculation agent shall determine the closing value of the Market Measure Component by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above, using the then current method for calculating the Market Measure Component. The exchange on which a component included in or tracked by the Market Measure Component is traded for purposes of the above definition means the exchange used to value such component for the calculation of the Market Measure Component.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Composite Index will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Market Measure Component if that Market Measure Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Market Measure Component had those material changes or modifications not been made.

Computation of the Composite Index

The calculation agent will calculate the value of the Composite Index on any calculation day, and for determining whether the notes are subject to an early redemption, by summing the products of the closing value for each Market Measure Component on each applicable day and the Component Ratio applicable to each Market Measure Component.

The value of the Composite Index will vary based on the appreciation or depreciation of each Market Measure Component, whether there is a long or short position in that Market Measure Component, and the Component Ratio of that Market Measure Component. Any increase in the value of a Long Component (assuming no change in the value of the other Market Measure Components) will result in an increase in the value of the Composite Index. Conversely, any decrease in the value of a Long Component (assuming no change in the value of the other Market Measure Components) will result in a decrease in the value of the Composite Index. Any decrease in the value of a Short Component (assuming no change in the value of the other Market Measure Components) will result in an increase in the value of the Composite Index. Conversely, any increase in the value of a Short Component (assuming no change in the value of the other Market Measure Components) will result in a decrease in the value of the Composite Index.

If a Long Component or a Short Component is leveraged, as represented by an Initial Component Weight greater than 100% for a Long Component or an Initial Component Weight less than -100% for a Short Component, changes in its absolute value will have a greater effect on the value of the Composite Index than similar changes in the value of a Long Component or a Short Component that is not leveraged. We cannot assure you of the direction of or percentage change in any Market Measure Component over the term of your notes, or the direction of or percentage change in the value of the Composite Index from the Starting Value to the Ending Value.

The following tables are for illustration purposes only, and do not reflect the actual Market Measure Components, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Market Measure Components are Index ABC (the Long Component) and Index XYZ (the Short Component), each weighted as follows on a hypothetical pricing date:

Market Measure Component	Initial Component Weight	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Composite Index Contribution

Index ABC	150.00%(3)	500.00	0.30000000	150.00

Index XYZ	-50.00%	3,500.00	-0.01428571	-50.00

Starting Value				100.00

Example 2: The hypothetical Market Measure Components are Index ABC and Index XYZ (the Long Components) and Index FGH and Index RST (the Short Components), with their initial weights being 75.00%, 75.00%, -25.00%, and -25.00%, respectively, on a hypothetical pricing date:

Market Measure Component	Initial Component Weight	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Composite Index Contribution

Index ABC	75.00%	500.00	0.15000000	75.00

Index XYZ	75.00%	2,420.00	0.03099174	75.00

Index FGH	-25.00%	1,500.00	-0.01666667	-25.00

Index RST	-25.00%	1,014.00	-0.02465483	-25.00

Starting Value				100.00

Example 3: The hypothetical Market Measure Components are Index ABC (the Long Component) and Index XYZ (the Short Component), each weighted as follows on a hypothetical pricing date:

Market Measure Component	Initial Component Weight	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Composite Index Contribution

Index ABC	250.00%(3)	500.00	0.50000000	250.00

Index XYZ	-150.00%(3)	3,500.00	0.04285714	-150.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Market Measure Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Market Measure Component multiplied by 100, and then divided by the closing value of that Market Measure Component on the hypothetical pricing date, with the result rounded to eight decimal places.

(3)	These hypothetical Initial Component Weights represent leveraged positions in the Market Measure Component.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Composite Index, the Redemption Amount, any Market Disruption Events, a successor Market Measure Component, Market Measure Business Days, calculation days, non-calculation days, whether the notes are subject to an early redemption, and, in the case of any early redemption, the Early Redemption Fee. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S or one of our other affiliates as the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Redemption Amount (or in the case of an early redemption, an amount equal to the Redemption Amount, minus the Early Redemption Fee) in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, with respect to any series of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the Original Offering Price of your notes. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or will remain listed for the entire term of your notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S and BAI, may act as our selling agent for any offering of the notes. Without limiting the foregoing, our affiliates First Republic Securities Company, LLC and Banc of America Securities LLC may act as a selling agent. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-13 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

No selling agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet and any applicable index supplement, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding the notes in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this product supplement, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders. As used in this product supplement, the term “Non-U.S. Holder” means a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding a note should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of a note.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a single financial contract with respect to the Composite Index that requires the investor to pay us at inception an amount equal to the purchase price of the notes and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Composite Index. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a single financial contract with respect to the Composite Index for U.S. federal income tax purposes. If the notes did not constitute a single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, in late 2007, legislation was introduced in the U.S. Congress which, if enacted, would also impact the taxation of the notes. Under the proposed legislation, a U.S. Holder that acquires an instrument such as the notes after the date of enactment of the legislation would be required to include income in respect of the notes on a current basis. It is not possible to predict whether the legislation will be enacted in its proposed form or whether any other legislative action may be taken in the future that may adversely affect the taxation of instruments such as the notes. Further, it is possible that any such legislation, if enacted, may apply on a retroactive basis.

We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described in this product supplement unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

U.S. Holders – Income Tax Considerations

We will not attempt to ascertain whether any interest underlying any particular Composite Index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If one or more interests underlying a particular Composite Index to which the notes are linked were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder. You should refer to information filed with the SEC by issuers of interests underlying each Composite Index and consult your tax advisor regarding the possible consequences to you, if any, if an issuer of interests underlying a particular Composite Index is or becomes a PFIC.

Tax Basis

A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or other disposition of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the notes, other alternative U.S. federal income tax characterizations of the notes are possible which, if applied, also could affect the timing and the character of a U.S. Holder’s income or loss. It is possible, for example, that the notes could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis.

Proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the notes is uncertain. Nevertheless, in general, if the notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale, exchange or redemption of a note prior to the maturity date should not constitute unrelated business taxable income. However, if a note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a note to purchase or carry the note, all or a portion of any income or gain realized with respect to such note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the notes should be aware that whether or not any income or gain realized with respect to a note which is owned by an organization that is generally exempt from U.S. federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the notes that are generally exempt from U.S. federal income taxation should consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the notes.

Non-U.S. Holders – Income Tax Considerations

U.S. Federal Income and Withholding Tax

We will not attempt to ascertain whether any interest underlying any particular Composite Index would be treated as a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If one or more interests underlying a particular Composite Index to which the notes are linked were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-U.S. Holder. You should refer to information filed with the SEC by issuers of interests underlying each Composite Index and consult your tax advisor regarding the possible consequences to you, if any, if an issuer of interests underlying a particular Composite Index is or becomes a United States real property holding corporation.

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or retirement and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the sale, exchange, or settlement of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders—Income Tax Considerations,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

In general, backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. In addition, information returns will be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange, or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

In general, backup withholding may apply in respect of the amounts paid to a Non-U.S. Holder, unless such Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied. In addition, information returns may be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange, or other disposition of the notes.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their U.S. federal tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transactions, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the notes and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to such a transaction, they would be required to comply with these requirements.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest (within the meaning of ERISA) or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MLPF&S or any other of our affiliates is a party in interest, unless the notes are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.